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                                    EXHIBIT 5


CONTACTS:    Steven T. Darak - Senior Vice President and Chief Financial Officer
             (602) 852-6600
             Investor Relations - Ugly Duckling Corporation
             Investor-relations@uglyduckling.com


     UGLY DUCKLING CORPORATION BOARD AND ERNEST C. GARCIA II REACH AGREEMENT

                      ON TENDER OFFER AND MERGER AGREEMENT

PHOENIX - (BUSINESS WIRE) - December 10, 2001 - Ugly Duckling Corporation (NASDAQ NMS: UGLY) and its Chairman and majority stockholder, Ernest C. Garcia II, announced today that the board of directors and Mr. Garcia have reached an agreement on an amended tender offer and second step merger. Under the terms of the amended tender offer and merger, companies controlled by Mr. Garcia and Gregory B. Sullivan, the Company's President and Chief Executive Officer, will pay $3.53 per share for the common stock of the Company not owned by the acquirers. The $3.53 per share price reflects a 40% premium over Mr. Garcia's November 26, 2001 tender offer price of $2.51 per share.

Mr. Garcia agreed to undertake the second step merger only if a majority of the minority shareholders (those shares not owned by Mr. Garcia, Mr. Sullivan or their affiliates) either tender their shares or, if after the amended tender the acquiring company does not own 90% or more of the shares, vote in favor of a merger. If the acquiring company owns 90% or more of the shares after the amended tender is completed, a short form merger not requiring a shareholder vote will take place and the remaining shareholders will receive $3.53 per share subject to appraisal rights under Delaware law.

The Company's directors, Mr. Garcia and the Company have also entered into a memorandum of understanding with counsel for the plaintiffs in Delaware litigation captioned In Re Ugly Duckling Corporation Shareholders Derivative and Class Action, Consol. C.A. No. 18746-NC. Under this agreement, the plaintiffs' litigation will be settled, subject to certain conditions, including entering into a mutually agreeable stipulation of settlement consistent with the memorandum of understanding, completion of certain confirmatory discovery, certification of the class and a court order dismissing the litigation, and the completion of the merger.

Mr. Garcia expects to amend his tender offer promptly to reflect the increased offer price and to extend the offer until the expiration of 20 business days from the date of the amendment. The special transaction committee of the board and the board of directors have approved the terms of the amended transaction and will recommend that the stockholders accept the amended offer. Upon amendment of the tender offer, Ugly Duckling will send to its stockholders a recommendation statement with further information. MR. GARCIA AND THE BOARD OF DIRECTORS
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ASK THAT SHAREHOLDERS NOT TAKE ANY ACTION WITH RESPECT TO THE NOVEMBER 26, 2001
TENDER AND WAIT TO RECEIVE AND REVIEW THESE REVISED MATERIALS BEFORE TAKING ANY ACTION.

GIVEN THESE EVENTS, THE BOARD OF DIRECTORS HAS ALSO DECIDED TO INDEFINITELY POSTPONE THE COMPANY'S 2001 ANNUAL MEETING CURRENTLY SCHEDULED FOR DECEMBER 20, 2001.

Although Mr. Garcia expects to immediately proceed with the amended tender offer, the merger transaction remains subject to certain conditions, including, among other things, a final court order dismissing the purported class action litigation, the requisite shareholder vote, and the consent of certain Company lenders.

SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE AMENDED TENDER OFFER STATEMENT, INCLUDING ANY SUBSEQUENT AMENDMENTS THERETO, TO BE FILED BY MR. GARCIA. IT WILL CONTAIN IMPORTANT INFORMATION. SECURITY HOLDERS ARE ALSO STRONGLY ADVISED TO READ THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL ALSO CONTAIN IMPORTANT INFORMATION. SECURITY HOLDERS MAY OBTAIN FREE COPIES OF THE AMENDED TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT (WHEN AVAILABLE) AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION (WWW.SEC.GOV). THE STATEMENTS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO MORROW & CO., INC. AT (800) 607-0088 OR VIA E-MAIL AT UGLY.INFO@MORROWCO.COM.

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest operator of used car dealerships focused exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 76 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.